Exhibit 99.A9(3)
AMENDMENT
TO CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT
     This Amendment (the “Amendment”) to the Chief Compliance Officer Service Agreement between ALPS Fund Services, Inc. (“ALPS”) and PDR Services LLC (“PDR”), as sponsor for the MidCap SPDR Trust, Series 1 (“Trust”), dated October 5, 2004 (the “Agreement”) is made as of this 1st day of October, 2009.
     WHEREAS, ALPS and PDR wish to amend the Agreement by means of the Amendment.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
     1. SECTION 1 (Term of Agreement) of the Agreement is deleted in its entirety and replaced with the following.
     PDR hereby retains ALPS, on behalf of the Trust, in accordance with the terms of this Agreement, and this Agreement shall continue automatically for successive one-year periods ending September 30 each year (a) unless either party elects not to renew by giving not less than 90 days’ prior written notice to the other before the end of the then-current term or (b) unless earlier terminated in accordance with the terms of Section 8.
     2. PDR and ALPS hereby agree that the current term of the Agreement ends on October 31, 2010.
     3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

ALPS Fund Services, Inc.		PDR Services LLC

By:	/s/ Jeremy O. May Name: Jeremy O. May	By:	/s/ Lisa M. Dallmer Name: Lisa M. Dallmer
	Title: President		Title: President